SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2008

CrowdGather, Inc.
(Exact name of registrant as specified in Charter)

Nevada	000-52143	20-2706319
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20300 Ventura Blvd. Suite 330, Woodland Hills, CA 91364
(Address of Principal Executive Offices)

(818) 435-2472
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Convertible Promissory Note

On July 8, 2008, the Registrant entered into a convertible promissory note with one of the Registrant’s shareholders for $500,000 (“Convertible Note”).  The Convertible Note is due in one year, or upon default, whichever is earlier, and bears interest at the annual rate of 8%.  The Convertible Note has a mandatory conversion feature by which it will automatically convert to shares of the Registrant’s common stock immediately before the closing of a transaction or series of transactions in which the Registrant sells equity securities in an amount equal to or greater than $2,000,000 (“Next Equity Financing”). The holder of the Convertible Note will receive shares at a rate that represents discount of 15% to the price per share in the Next Equity Financing. In connection with the issuance of the Convertible Note, the Registrant also agreed that the holder will be entitled to a grant of warrants in an amount to be determined at the time of Next Equity Financing. The Convertible Note was issued in a transaction which the Registrant believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the Securities and Exchange Commission.

A copy of the Convertible Note is attached hereto as Exhibit 10.1   This brief description of the Convertible Note is not intended to be complete and is qualified in its entirety by reference to the full text of the Convertible Note is attached.

Item 2.03 Creation of a Direct Financial Obligation.

See Item 1.01 for a description of the Convertible Note.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 for a description of the Convertible Note.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit

10.1	Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CrowdGather, Inc.

Date: July 10, 2008	By:	/s/ Sanjay Sabnani
Sanjay Sabnani Chief Executive Officer

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